Exhibit 99.1

News Release

Weatherford Reports Fourth Quarter and 2015 Annual Results
Net debt reduced by $191 million to below $7 billion
Positive free cash flow from operations of $168 million in the fourth quarter
Industry leading Eastern Hemisphere sequential performance
First full year of positive free cash flow since 2010
2015 cost reduction targets exceeded
Industry leading full year decrementals of 28%
BAAR, SWITZERLAND, February 3, 2016 - Weatherford International plc (NYSE: WFT) reported a net loss before charges of $102 million ($0.13 net loss per share before charges) on revenues of $2.01 billion for the fourth quarter of 2015. GAAP net loss for the fourth quarter of 2015 was $1.21 billion, or a net loss of $1.54 per share. Full year revenue was down $5.5 billion and operating income declined $1.5 billion primarily due to lower activity, pricing weakness and customer budget reductions in oil and gas markets across the world.

Full Year 2015 Highlights

•	Positive free cash flow from operations of $129 million; first positive free cash flow year since 2010;

•	Net debt below $7 billion for the first time since March 2011;

•	Cost reduction targets of 2015 achieved with annualized cost savings of $1.4 billion realized;

•	Industry leading operating income decrementals of 28%; and

•	The best safety record in the Company’s history.

Fourth Quarter 2015 Highlights

•	Positive free cash flow from operations of $168 million;

•	Net debt reduction of $191 million;

•	Closed one manufacturing facility and an additional 20 operating facilities in North America; and

•	Successfully completed the previously announced headcount reduction target of 14,000 employees.

(In Millions, Except Percentages and bps)	Three Months Ended			Change
	12/31/2015	9/30/2015	12/31/2014	Sequential		Year-on-Year
Total
Revenue	$2,012	$2,237	$3,727	(10)%		(46)%
Operating Income	$57	$120	$552	(53)%		(90)%
Operating Income Margin	2.8%	5.4%	14.8%	(255)	bps	(1,199)	bps
North America
Revenue	$699	$824	$1,769	(15)%		(60)%
Operating Income	$(68)	$(54)	$286	(25)%		(124)%
Operating Income Margin	(9.6)%	(6.5)%	16.2%	(312)	bps	(2,579)	bps
International
Revenue	$1,166	$1,227	$1,736	(5)%		(33)%
Operating Income	$142	$158	$268	(11)%		(47)%
Operating Income Margin	12.1%	12.9%	15.4%	(80)	bps	(333)	bps
Land Drilling Rigs
Revenue	$147	$186	$222	(22)%		(34)%
Operating Income	$(17)	$16	$(2)	(207)%		(1,037)%
Operating Income Margin	(11.5)%	8.4%	(0.7)%	(1,988)	bps	(1,080)	bps
(All Operating Income numbers are non-GAAP and numbers in the table above reflect actual results and may not compute from the table due to rounding)

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “We have just completed what is probably the most challenging year in our history. North America suffered the brunt of the downturn and our ability to manage our cost base and footprint allowed us to both tier up our customer base and mitigate the debilitating combined impact of activity and pricing reductions. Internationally, our performance has been resilient and our proactive cost management and some market share gains have allowed us to achieve excellent full year operating income decrementals of 19%. In a year of massive decline and reduction in force, Weatherford achieved its highest metric for employee safety worldwide in its recorded history. Safety achievements are seldom compatible with the disruptions of retrenchment.

The brutality and length of this downcycle has challenged the entire industry, both our customer base as well as our peers. Weatherford has responded to this challenge, something that we would probably not have been capable of doing in years past. We adjusted quickly to the new industrial context, took advantage of the downturn, and aggressively transformed our cost base, addressing both the cyclical and structural. We have built on our operating progress with more efficiency, cash discipline, client focus and systematic talent upgrades. Our results demonstrate what can be achieved with relentless focus. This is evident in our 2015 realized annualized savings of nearly $1.4 billion and in our positive free cash flow from operations. We also achieved operating income decrementals of 28% year-over-year which is well ahead of our larger peers and bears no resemblance to the decrementals achieved during the last downturn. The explanation for our performance is simple. It’s all about discipline, discernment, and focus. We are a much stronger company today than we have been for a very long time, and we will strengthen further.”

Fourth Quarter 2015 Results

Revenue for the fourth quarter of 2015 was $2.01 billion compared with $2.24 billion in the third quarter of 2015 and $3.73 billion in the fourth quarter of 2014. Fourth quarter revenues declined 10% sequentially and 46% from the prior year. Sequentially, North America and Land Drilling Rigs contributed to a majority of the decline. The sequential percentage decrease in international revenues was better than our peers.

Net loss on a non-GAAP basis for the fourth quarter of 2015 was $102 million (net loss of $0.13 per share), compared to a net loss of $42 million in the third quarter of 2015 (net loss of $0.05 per share), and a net income of $252 million in the fourth quarter of the prior year (net income of $0.32 per share).

GAAP net loss for the fourth quarter of 2015 was $1.21 billion, or a net loss of $1.54 per share.

After-tax charges of $1.11 billion for the fourth quarter primarily include:

•	$952 million primarily fixed asset impairments, inventory write-downs, and other charges;

•	$85 million of legacy contract charges;

•	$55 million of costs related to severance and facility closures from our 2015 cost reduction plan; and

•	$17 million due to foreign currency devaluation and related charges primarily in Argentina.

Operating income margin of 2.8% for the fourth quarter decreased by 255 basis points sequentially, and declined 1,199 basis points from the fourth quarter of 2014. Sequentially, there was an overall 10% reduction in revenue resulting in decrementals of 28%. Excluding Land Drilling Rigs, our core business recorded excellent sequential decrementals of 17%.

Segment Highlights

Since the first quarter of 2015, regional results reflect only the core Weatherford businesses. The Land Drilling Rigs business results are disclosed as a separate operating segment. Prior period numbers have been reclassified to conform to the current presentation.

North America

Fourth quarter revenues of $699 million were down $125 million, or 15% sequentially, and down $1.1 billion, or 60%, over the same quarter in the prior year. Fourth quarter operating losses increased by $14 million sequentially to $68 million and were down $354 million from operating income of $286 million in the same quarter in the prior year. The sequential decrease in revenue was primarily due to the decrease in average rig count across North America, reflecting the continued reduction in customer spending, and reduced pricing. Most of the decline in North America was driven by the U.S. market, where lower activity levels resulted in sequential declines in pressure pumping services. Regional operating income declined due to continued pricing pressures and activity declines, which were positively impacted by the continued cost reduction measures resulting in strong 11% sequential decrementals. Year-on-year sequential decrementals versus 2014 of 33% surpassed the 52% levels in the previous downturn during 2009.

International Operations

Fourth quarter revenues of $1.2 billion were down $61 million, or 5% sequentially, and lower by $570 million, or 33% compared to the same quarter in the prior year. Fourth quarter operating income of $142 million (12.1% margin) was $16 million lower sequentially and $126 million lower versus the same quarter in the prior year. Sequential operating income decrementals were 28%.

•	Latin America
Fourth quarter revenues of $376 million were down $45 million, or 11% sequentially, and down $288 million, or 44%, compared to the same quarter in the prior year. Fourth quarter operating income of $59 million (15.2% margin) was down 23% sequentially, and down 49% compared to the same quarter in the prior year. The shortfall in revenue was driven primarily by a slowdown in customer activity which was most prominent in Brazil, Colombia, and Mexico, while self-imposed reductions in activity in Venezuela and Ecuador deepened the shortfall. Operating income was negatively impacted by the double-digit decline in sequential revenues.

•	Europe/Sub-Sahara Africa/Russia
Fourth quarter revenues of $337 million were down $24 million, or 7% sequentially, and down $160 million, or 32%, over the same quarter in the prior year. Fourth quarter operating income of $38 million (11.4% margin) was down $5 million or 9% sequentially, and down 59% when compared to the same quarter in the prior year. Sequential revenues declined on lower seasonal activity in the North Sea and Russia, while project cancellations continued in Sub-Sahara Africa. Operating income declined in line with activity levels and was positively impacted by improvements in artificial lift and managed pressure drilling. Strong sequential decrementals of 16% also reflect the impact of further cost reduction measures during the quarter.

•	Middle East/North Africa/Asia Pacific
Fourth quarter revenues of $453 million were up $8 million, or 2% sequentially, and down $122 million, or 21%, from the same quarter in the prior year. Fourth quarter operating income of $45 million (10.0% margin) was up 9% sequentially and down 25% from the same quarter in the prior year. Lower sequential revenues on the Zubair project as it nears completion were more than offset by continued growth in the Gulf Countries and increased activity in Southeast Asia. Completion and artificial lift product lines drove most of the revenue improvement. Operating income improved sequentially on the higher revenue activity while product mix was responsible for the 64 basis point improvement in operating income margins.

Land Drilling Rigs

Fourth quarter revenues of $147 million were down $39 million, or 22% sequentially, and down $75 million, or 34%, compared to the same quarter in the prior year. The sequential revenue decline was related to contract completions primarily in Chad, India, and Kuwait. Fourth quarter operating loss of $17 million was down $33 million sequentially and down $15 million from the same quarter in the prior year. The decreases in revenue and operating income were primarily driven by declines in revenue and lower contract termination fees in Chad and India, received during the third quarter. Several cost reduction actions are being taken to adjust to the lower activity levels.

Free Cash Flow and Net Debt

Free cash flow from operations was $168 million for the fourth quarter and $129 million for 2015, reflecting our ongoing intense focus on cost reductions and capital efficiency. During the quarter, working capital balances generated free cash flow of $250 million. Capital expenditures of $140 million were up sequentially 7% and down 65% versus the same quarter in the prior year. For 2015, capital expenditures were down $768 million, or 53%, from 2014 showing continued capital discipline.

This is the third consecutive quarter with positive free cash flow from operations in the face of a worsening downcycle and deteriorating results. This is also the first year of positive free cash flow from operations since 2010. The company understands, at every level, that navigating successfully through this downturn is dependent on consistent improvement of free cash flow.

Net debt reduced to $6.99 billion at year end and dipped below $7 billion for the first time since March 2011.

Outlook

Near term, we are confronted with an unusually severe market contraction. In this context, we are managing what we can control. In 2015, we completed the 14,000 headcount reduction target, closed six of our planned seven manufacturing and service facilities and approximately 90 operating facilities in North America, completing 20 in the fourth quarter. These and other actions have generated annualized cost savings of $1.4 billion.

In addition, as we continue to face harsh market conditions, we plan to reduce our cost structure by effecting a further headcount reduction of 6,000 which we expect to have completed during the first half of 2016. We will also close another 9 manufacturing and services facilities. We will also continue to rationalize our operating facility footprint. In line with these cost reduction measures, the full year forecast for capital expenditures will be $300 million, 56% lower than our 2015 spending.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “We will deliver free cash flow, keeping ample liquidity through this steep downturn. Grounded on careful assessment and based on a disciplined strategy, we are methodically taking our leverage down, predictably and successfully. 2015 was another period of progress. Our actions remain aggressively centered on cash generation, continuing to reduce cyclical and structural costs, increasing efficiencies, while improving service quality and achieving record level safety metrics. Clear productivity gains are being achieved. Our support ratio has dropped 20 points over the last two years, reflecting the permanence of some of our cost reduction efforts. As a company-wide discipline, we continue to have a strict focus on capital allocation and free cash flow generation. Our entire organization is aligned and committed.

As we look forward, we believe that oil prices will respond to the gradual tightening of the supply-demand balance, with increasing demand and diminishing supply. This is inevitable, given the extreme cuts in both capital and operating spend by our customer base around the world. Regardless, we have geared the company and will increasingly do so for a prolonged period of very low activity. We are ready for as protracted a downcycle as markets will dictate.

The near-term outlook is challenging with lower levels of customer activity, continued pricing pressures and seasonal declines across many parts of the Northern Hemisphere. Volatility adds uncertainty to decision making already strained by the distressed level of oil prices. We believe the second half of the year will show a slight recovery underpinned by the stabilizing of commodity prices.

The work we are doing now will show dividends, both in the coming quarters as well as in the inevitable market recovery. We believe we will demonstrate industry leading incrementals, both in earnings and free cash flow when the recovery takes place. Our focus is making our Company what it can be, and what it should be.”

Reclassifications and Non-GAAP Financial Measures

Reclassifications have been made among the Company’s reportable segments due to a reorganization of our business into five reportable segments. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

Unless explicitly stated to the contrary, all financial measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,200 locations, including manufacturing, service, research and development, and training facilities and employs approximately 39,500 people. For more information, visit www.weatherford.com and connect with Weatherford on Facebook, LinkedIn, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on February 4, 2016, at 8:30 a.m. eastern standard time (EST), 7:30 a.m. central standard time (CST). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Corporate Marketing and Communications

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the Company’s ability to implement the planned additional workforce reductions and facility closures; possible changes in the size and components of the expected costs, savings and charges associated with prior and ongoing workforce reduction and facility closures; and risks associated with the Company’s ability to achieve the benefits of such activities. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Net Revenues:
North America	$699	$1,769	$3,494	$6,852
Middle East/North Africa/Asia Pacific	453	575	1,947	2,406
Europe/SSA/Russia	337	497	1,533	2,129
Latin America	376	664	1,746	2,282
Subtotal	1,865	3,505	8,720	13,669
Land Drilling Rigs	147	222	713	1,242
Total Net Revenues	2,012	3,727	9,433	14,911

Operating Income (Expense):
North America	(68)	286	(224)	1,037
Middle East/North Africa/Asia	45	60	211	267
Europe/SSA/Russia	38	95	217	399
Latin America	59	113	315	379
Subtotal	74	554	519	2,082
Land Drilling Rigs	(17)	(2)	13	(11)
Research and Development	(52)	(74)	(231)	(290)
Corporate Expenses	(47)	(41)	(194)	(178)
Gain (Loss) on Sale of Businesses and Investments, Net	(4)	311	(6)	349
Impairments and Other Charges	(988)	(716)	(1,647)	(1,447)
Total Operating Income (Loss)	(1,034)	32	(1,546)	505

Other (Expense):
Interest Expense, Net	(117)	(122)	(468)	(498)
Currency Devaluation and Related Charges	(17)	(245)	(85)	(245)
Other, Net	20	20	3	(17)
Net Loss Before Income Taxes	(1,148)	(315)	(2,096)	(255)

Benefit (Provision) for Income Taxes	(52)	(148)	145	(284)

Net Loss	(1,200)	(463)	(1,951)	(539)
Net Income Attributable to Noncontrolling Interests	8	12	34	45
Net Loss Attributable to Weatherford	$(1,208)	$(475)	$(1,985)	$(584)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(1.54)	$(0.61)	$(2.55)	$(0.75)

Weighted Average Shares Outstanding:
Basic & Diluted	782	777	779	777

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Net Revenues:
North America	$699	$824	$808	$1,163	$1,769
Middle East/North Africa/Asia Pacific	453	445	516	533	575
Europe/SSA/Russia	337	361	418	417	497
Latin America	376	421	463	486	664
Subtotal	1,865	2,051	2,205	2,599	3,505
Land Drilling Rigs	147	186	185	195	222
Total Net Revenues	$2,012	$2,237	$2,390	$2,794	$3,727

	Three Months Ended
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Operating Income (Loss):
North America	$(68)	$(54)	$(92)	$(10)	$286
Middle East/North Africa/Asia Pacific	45	42	55	69	60
Europe/SSA/Russia	38	43	65	71	95
Latin America	59	73	85	98	113
Subtotal	74	104	113	228	554
Land Drilling Rigs	(17)	16	4	10	(2)
Research and Development	(52)	(56)	(59)	(64)	(74)
Corporate Expenses	(47)	(45)	(46)	(56)	(41)
Gain (Loss) on Sale of Businesses and Investments, Net	(4)	—	(5)	3	311
Impairments and Other Charges	(988)	(117)	(471)	(71)	(716)
Total Operating Income (Loss)	$(1,034)	$(98)	$(464)	$50	$32

	Three Months Ended
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$1,087	$1,235	$1,355	$1,582	$1,934
Completion and Production (b)	778	816	850	1,017	1,571
Land Drilling Rigs	147	186	185	195	222
Total Product Service Line Revenues	$2,012	$2,237	$2,390	$2,794	$3,727

	Three Months Ended
	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Depreciation and Amortization:
North America	$73	$87	$97	$105	$108
Middle East/North Africa/Asia Pacific	61	62	66	65	70
Europe/SSA/Russia	46	52	53	50	55
Latin America	63	63	62	61	65
Land Drilling Rigs	26	28	27	29	34
Research and Development and Corporate	6	6	6	6	6
Total Depreciation and Amortization	$275	$298	$311	$316	$338

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools, Wireline Services, Testing and Production Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Year Ended
	12/31/2015	9/30/2015	12/31/2014	12/31/2015	12/31/2014
Operating Income:
GAAP Operating Income (Loss)	$(1,034)	$(98)	$32	$(1,546)	$505
Impairments, Inventory Write-downs and Other (a)(b)(c)	834	26	618	1,099	954
Severance, Restructuring and Exited Businesses	68	51	58	232	403
Legacy Contracts and Other	82	40	40	200	90
Litigation Charges	4	—	—	116	—
Loss (Gain) on Divestitures	4	—	(311)	6	(349)
Total Non-GAAP Adjustments	992	117	405	1,653	1,098
Non-GAAP Operating Income (Loss)	$(42)	$19	$437	$107	$1,603

Income (Loss) Before Income Taxes:
GAAP Loss Before Income Taxes	$(1,148)	$(226)	$(315)	$(2,096)	$(255)
Operating Income Adjustments	992	117	405	1,653	1,098
Currency Devaluation and Related Charges	17	26	245	85	245
Non-GAAP Income (Loss) Before Income Taxes	$(139)	$(83)	$335	$(358)	$1,088

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(52)	$65	$(148)	$145	$(284)
Tax Effect on Non-GAAP Adjustments	97	(15)	77	(7)	26
Non-GAAP Benefit (Provision) for Income Taxes	$45	$50	$(71)	$138	$(258)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Loss	$(1,208)	$(170)	$(475)	$(1,985)	$(584)
Total Charges, net of tax	1,106	128	727	1,731	1,369
Non-GAAP Net Income (Loss)	$(102)	$(42)	$252	$(254)	$785

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(1.54)	$(0.22)	$(0.61)	$(2.55)	$(0.75)
Total Charges, net of tax	1.41	0.17	0.93	2.22	1.75
Non-GAAP Diluted Earnings (Loss) per Share	$(0.13)	$(0.05)	$0.32	$(0.33)	$1.00

GAAP Effective Tax Rate (d)	(5)%	29%	(47)%	7%	(111)%
Non-GAAP Effective Tax Rate (e)	32%	60%	21%	39%	24%

(a)
Impairments, inventory write-downs and other of $834 million in the fourth quarter 2015 include $514 million of long-lived asset impairments, $217 million of inventory write-downs, $46 million of supply contract related charges, $31 million of bad debt expense charges and $26 million of other charges.

(b)
Impairments, inventory write-downs and other of $1.1 billion for the year ended December 31, 2015 include $638 million of long-lived asset impairments, $226 million of inventory write-downs, $130 million of supply contract related charges, $31 million of bad debt expense charges and $74 million of other charges.

(c)
Long-lived asset and goodwill impairments, divestiture program costs and other professional fees primarily make up the charges of $618 million in the fourth quarter and $954 million for the year ended December 31, 2014.

(d)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(e)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Assets:
Cash and Cash Equivalents	$467	$519	$611	$512	$474
Accounts Receivable, Net	1,781	2,045	2,259	2,631	3,015
Inventories, Net	2,344	2,767	2,921	3,052	3,087
Property, Plant and Equipment, Net	5,679	6,394	6,694	6,932	7,123
Goodwill and Intangibles, Net	3,159	3,224	3,335	3,311	3,451
Equity Investments	76	83	81	101	106

Liabilities:
Accounts Payable	948	1,015	1,104	1,462	1,736
Short-term Borrowings and Current Portion of Long-term Debt	1,582	1,684	1,556	1,554	727
Long-term Debt	5,879	6,020	6,268	6,278	6,798

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 12/31/2015:
Net Debt at 9/30/2015			$(7,185)
Operating Loss			(1,034)
Depreciation and Amortization			275
Capital Expenditures			(140)
Decrease in Working Capital			250
Litigation Settlements Paid, Net of Reimbursement			15
Long-lived Asset and Equity Investment Impairment			519
Restructuring and Other Asset Related Charges			245
Currency Devaluation and Related Charges			17
Income Taxes Paid			(69)
Interest Paid			(69)
Net Change in Billing in Excess/Costs in Excess			88
Other			94
Net Debt at 12/31/2015			$(6,994)

Change in Net Debt for the Twelve Months Ended 12/31/2015:
Net Debt at 12/31/2014			$(7,051)
Operating Loss			(1,546)
Depreciation and Amortization			1,200
Capital Expenditures			(682)
Decrease in Working Capital			567
Litigation Settlements Paid, Net of Reimbursement			(105)
Long-Lived Asset and Equity Investment Impairment			663
Restructuring and Other Asset Related Charges			391
Currency Devaluation and Related Charges			85
Income Taxes Paid			(331)
Interest Paid			(477)
Net Change in Billing in Excess/Costs in Excess			122
Other			170
Net Debt at 12/31/2015			$(6,994)

Components of Net Debt	12/31/2015	9/30/2015	12/31/2014
Cash	$467	$519	$474
Short-term Borrowings and Current Portion of Long-term Debt	(1,582)	(1,684)	(727)
Long-term Debt	(5,879)	(6,020)	(6,798)
Net Debt	$(6,994)	$(7,185)	$(7,051)

“Net Debt” is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Year Ended
	12/31/2015	9/30/2015	12/31/2014	12/31/2015	12/31/2014
Net Cash Provided by Operating Activities	$323	$134	$585	$706	$963

Less: Capital Expenditures for Property, Plant and Equipment	(140)	(131)	(405)	(682)	(1,450)

Free Cash Flow	$183	$3	$180	$24	$(487)

Add: Litigation Settlements (Reimbursements)*	(15)	120	—	105	253

Free Cash Flow from Operations	$168	$123	$180	$129	$(234)

“Free Cash Flow” is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

*Litigation settlements represent (a) a settlement payment of $120 million related to a shareholder derivative lawsuit in the three months ended September 30, 2015 offset by the receipt of $15 million in insurance proceeds in the three months ended December 31, 2015, or a net payment of $105 million for the twelve months ended December 31, 2015 and (b) a settlement payment of $253 million to settle the United Nations oil-for-food program governing sales of goods into Iraq and Foreign Corrupt Practices Act matters for the twelve months ended December 31, 2014.